EXHIBIT 10.1

SCHNITZER STEEL INDUSTRIES, INC. 3200 NW Yeon Avenue P.O. Box 10047 Portland, Oregon 97296-0047 Phone (503) 224-9900 Fax (503) 321-2649

March 2, 2007

Richard Peach
2066 Glenmorrie Drive,
Lake Oswego, OR 97034

Dear Richard:

This will confirm our offer of employment along with your acceptance. Here are the particulars:

Position:	Deputy Chief Financial Officer for Schnitzer Steel Industries, Inc: This position is exempt under the Fair Labor Standards Act.

Company and Work Location:	Schnitzer Steel Industries, Inc. (“Company”) Portland, Oregon

Reporting To:	Greg Witherspoon, Chief Financial Officer Schnitzer Steel Industries, Inc.

Original Date of Hire:	March 30, 2007 (“Hire Date”)

Report Date:	April 2, 2007

Compensation:	$ 300,000.00 per annum

Auto Allowance:
You will be granted Auto Allowance, Level C, Oregon, which is currently at $700 per month. You will also receive a Company gas card. The auto allowance and gas card are pursuant to the Company’s Human Resources Policy #640, and are considered taxable income to employees.

Bonus Eligibility:
You are eligible for participation in the Company’s bonus program beginning on your Hire Date. Your bonus target is 40%. You will be guaranteed a minimum first year bonus of $120,000.00. Should individual and Company performance exceed the minimum amount, then the amount will be adjusted to reflect the higher amount. Bonus amounts, as formulated, are payable following the Company’s fiscal year-end on August 31st, and are based on Company and individual performance and are not guaranteed. Further details on the program will be presented to you at a later date.

Long-Term Incentive Program:
You will be recommended for participation in the Schnitzer Steel Industries, Inc. Long-Term Incentive Program (“LTIP”) at a level commensurate with your position as a member of the senior management team; the anticipated award level will be assigned at the next review cycle. Actual award levels under the LTIP are subject to approval by the Compensation Committee of the Board of Directors, and are not automatic in nature or guaranteed until approved.

Benefits Effective:
The effective date of your benefits will be determined by the waiting periods, if any, contained in each of the plans for which you are eligible. Other benefits are effective per plans and coverages as currently exist or as modified in the future for the salary group of which you are a part. The Company reserves the right to amend, alter or eliminate coverages.

Paid Time Off:
PTO will accrue as per the timeframes described in the Company Human Resource Policy Manual (Policy #525). Initially, from the first day of employment to your fourth anniversary, you will accrue a total of 160 hours (20 days) at a rate of 6.16 hours every pay period.

Performance and Salary Review:
Normally, performance appraisals are conducted during the second calendar quarter of each year (usually in April or May). Salary reviews are normally conducted in June of each year. Increases, if any, depend upon individual performance and Company financial considerations and are not automatic in nature.

The foregoing does not constitute a contract since the Company is an “at-will” employer. “At-will” means that employment and compensation can be terminated, with or without cause and with or without notice, at any time, at the option of the Company or yourself. This offer is made contingent on your successfully passing a drug screen provided by the Company, as well as the Company finalizing a background check to verify references and credentials.

Richard, welcome to Schnitzer Steel Industries, Inc.

Sincerely, /s/ Greg Witherspoon Greg Witherspoon Chief Financial Officer	Accepted, /s/ Richard Peach Richard Peach

cc: Employee File